Exhibit 10j. (9)

AGREEMENT

BETWEEN

MARCH POINT COGENERATION COMPANY AND NORTHWEST NATURAL GAS COMPANY

This AGREEMENT (“Agreement”), dated and made effective as of February 8, 2008 is by and between MARCH POINT COGENERATION COMPANY, a California general partnership ( “MPCC”), having a place of business at 8507 S. Texas Road, Anacortes, WA 98221 and NORTHWEST NATURAL GAS COMPANY, an Oregon corporation, having a place of business at 220 NW 2nd Ave., Portland, OR 97209 (“NW NATURAL”).

WITNESSETH:

WHEREAS, Northwest Pipeline GP (“NWPL”) has offered MPCC a right of first refusal (“ROFR”) to extend MPCC’s existing capacity on NWPL’s pipeline under Contract No. 100055 for a primary term from January 1, 2012 through December 31, 2046, and

WHEREAS, MPCC (a) has no commercial need or interest in such capacity from the period January 1, 2017 through December 31, 2046 (the “Second Period”) and (b) may have no commercial need or interest in such capacity from the period January 1, 2012 through December 31, 2016 (the “First Period”), and

WHEREAS, NW NATURAL desires to assume said capacity rights as provided for herein.

NOW, THEREFORE, based upon the mutual promises and the terms, conditions, obligations, warranties and covenants in this Agreement, the parties hereto agree as follows:

1. Mutual Undertakings.

A. MPCC and NW Natural each hereby acknowledges and agrees that MPCC may, but is not obligated to, exercise the ROFR offer from NWPL to continue its existing capacity rights to 12,000 MMBtu/D of TF-1 capacity for the period from January 1, 2012 through December 31, 2046 (hereafter, the “Capacity Rights”).

B. MPCC and NW NATURAL further agree that if MPCC successfully exercises its ROFR pursuant to Section 1A, above, (i) MPCC will immediately permanently release such Capacity Rights for the Second Period to NW NATURAL, pursuant to NWPL’s permanent capacity release tariff requirements, via the NWPL electronic bulletin board, and NW NATURAL will accept such permanent release of and will assume the Capacity Rights for the Second Period; and (ii) if MPCC subsequently determines, in its sole discretion, that it will have no requirements for all or any portion of the Capacity Rights for the First Period (up to 12,000 MMBtu/D and up to any remaining time in the First Period) (the “Surplus Capacity Rights”), upon reasonable prior notice to NW NATURAL given to NW NATURAL no later than June 30, 2009, MPCC will permanently release such Surplus Capacity Rights to NW NATURAL, pursuant to NWPL’s capacity release requirements, via the NWPL electronic bulletin board and NW NATURAL will accept such permanent release of and will assume the Surplus Capacity Rights. If MPCC does not provide the notice set forth in the previous sentence with respect to the Surplus Capacity Rights by June 30, 2009, NW NATURAL will have no obligation to assume such Surplus Capacity Rights and MPCC will have no obligation to permanently release such Surplus Capacity Rights to NW NATURAL.

C. Upon the effective date of the permanent capacity release, NW NATURAL agrees to assume and be responsible for, and shall perform, pay and discharge all duties, obligations and liabilities of any nature (including all financial responsibilities and tariff obligations) with respect to: (i) the Capacity Rights for the Second Period; and, if applicable, (ii) the Surplus

C. The parties may also mutually agree to utilize the service of a mediator pursuant to a joint engagement.

D. If a dispute or disputes involving the rights and obligations of the parties to this Agreement, including any question regarding its existence, validity or termination, cannot be settled by negotiation or mediation as referred to above, it shall be finally resolved by arbitration. Within sixty (60) days (unless otherwise extended by mutual agreement of the parties) after receipt of the written Notice of Dispute, any such claim shall be submitted for binding arbitration in accordance with the then current Rules for Non-Administered Arbitration of the International Institute for Conflict Prevention & Resolution and this provision. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The arbitration shall be held in a location as may be mutually convenient and agreed to in writing by the parties. The parties shall attempt to agree upon a single arbitrator within five (5) business days following the receipt of notice to begin arbitration proceedings. If the parties fail agree upon an arbitrator, then each party shall appoint an arbitrator and the two arbitrators shall select a third arbitrator within fifteen (15) days of the request for the arbitration. The arbitrator(s) shall be qualified to decide the matter in dispute, with some experience and knowledge of the energy industry. The arbitrator(s) shall not be a current or former director, officer, employee, or agent of either party, or the beneficial owner of any interest or common stock of either party, any affiliate of either party, or a partner or employee of a law firm that has represented either party within the two (2) years preceding the invocation of arbitration, unless disclosed and waived by the parties. The arbitrator shall set forth the reasons for the award in writing. The terms hereof shall not limit any obligation of a party to defend, indemnify or hold harmless another party against court proceedings or other claims, losses, damages, or expenses and in such event an ancillary dispute between the parties which arises out of the claim may be resolved in such forum.

E. Pending the completion of any arbitration proceedings, obligations not in dispute shall continue to be performed.

6. Entirety of Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings between the parties hereto relating to the subject matter hereof. No course of prior dealings between the parties or their predecessors shall be relevant to supplement or explaining any terms used herein.

7. Severability. This Agreement is subject to all applicable federal and state laws and nothing herein is intended to violate any such law. If any clause or provision of this Agreement is held to by invalid or unenforceable by any court, the invalidity or unenforceability of such clause or provision shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such invalid or unenforceable clause or provision had not been contained in this Agreement.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile version of the signature page shall have the same legal effect as an original.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

MARCH POINT COGENERATION COMPANY

BY:
TITLE:
DATE:

NORTHWEST NATURAL GAS COMPANY

BY:
TITLE:
DATE: